Exhibit 10.17

NFL PLAYER CONTRACT

THIS CONTRACT is between ALSHON JEFFERY, hereinafter “Player,” and CHICAGO BEARS FOOTBALL CLUB, INC., a DELAWARE corporation  hereinafter “Club,” operating under the name of the CHICAGO BEARS as a member of the National Football League, hereinafter “League.” In consideration of the promises made by each to the other, Player and Club agree as follows:

1. TERM. This contract covers 4 football season(s), and will begin on the date of execution or March 1, 2012 , whichever is later, and end on February 28 or 29, 2016, unless extended, terminated, or renewed as specified elsewhere in this contract.

2. EMPLOYMENT AND SERVICES. Club employs Player as a skilled football player. Player accepts such employment. He agrees to give his best efforts and loyalty to the Club, and to conduct himself on and off the field with appropriate recognition of the fact that the success of professional football depends largely on public respect for and approval of those associated with the game. Player will report promptly for and participate fully in Club’s official mandatory minicamp(s), official preseason training camp, all Club meetings and practice sessions, and all preseason, regular season and postseason football games scheduled for or by Club. If invited, Player will practice for and play in any all-star football game sponsored by the League. Player will not participate in any football game not sponsored by the League unless the game is first approved by the League.

3. OTHER ACTIVITIES. Without prior written consent of the Club, Player will not play football or engage in activities related to football otherwise than for Club or engage in any activity other than football which may involve a significant risk of personal injury. Player represents that he has special, exceptional and unique knowledge, skill, ability, and experience as a football player, the loss of which cannot be estimated with any certainty and cannot be fairly or adequately compensated by damages. Player therefore agrees that Club will have the right, in addition to any other right which Club may possess, to enjoin Player by appropriate proceedings from playing football or engaging in football-related activities other than for Club or from engaging in any activity other than football which may involve a significant risk of personal injury.

4. PUBLICITY AND NFLPA GROUP LICENSING PROGRAM.

(a) Player hereby grants to Club and the League, separately and together, the right and authority co use, and to authorize others to use solely as described below, his name, nickname, initials, likeness, image, picture, photograph, animation, persona, autograph/signature (including facsimiles thereof), voice, biographical information and/or any and all other identifying characteristics (collectively, “Publicity Rights”), for any and all uses or purposes that publicize and promote NFL Football, the League or any of its member clubs in any way in any and all media or formats, whether analog, digital or other, now known or hereafter developed, including, but not limited to, print, tape, disc, computer file, radio, television, motion pictures, other audio-visual and audio works, Internet, broadband platforms, mobile platforms, applications, and other distribution platforms. Without limiting the foregoing, this grant includes the right to use Player’s Publicity Rights for the purpose of publicizing and promoting the following aspects of NFL Football, the League and/or any of its member clubs: brands, games, ticket sales, game broadcasts and telecasts, programming focused on the NFL, one or more NFL clubs and/or their games and events (e.g., coaches shows, highlight based shows such as Inside the NFL, behind-the-scenes programming such as Hard Knocks), other NFL-related media offerings (e.g., branded content segments featuring NFL game footage and other programming enhancements), media distribution platforms (e.g., NFL.com, NFL Mobile, NFL Network), official events (e.g., NFL Kickoff, NFL Draft), officially sanctioned awards programs (e.g., Rookie of the Year), and public service or community oriented initiatives (e.g., Play60). For purposes of clarity, the foregoing grant of rights includes the right and authority to use, and to authorize affiliates or business partners to use, after the term of this Agreement any Publicity Rights fixed in a tangible medium (e.g., filmed, photographed, recorded or otherwise captured) during the term of this Agreement solely for the purposes described herein. Notwithstanding anything to the contrary, the foregoing grant does not confer, during or after the term of this Agreement, any right or authority to use Player’s Publicity Rights in a manner that constitutes any endorsement by Player of a third-party brand, product or service (“Endorsement”). For purposes of clarity, and without limitation, it shall not be an Endorsement for Club or the League to use, or authorize others to use, including, without limitation, in third party advertising and promotional materials, footage and photographs of Player’s participation in NFL games or other NFL events that does not unduly focus on, feature, or highlight, Player in a manner that leads the reasonable consumer to believe that Player is a spokesperson for, or promoter of, a third-party commercial product or service.

Player will cooperate with the news media, and will participate upon request in reasonable activities to promote the Club and the League.

Player and National Football League Players Association, including any of its affiliates (“NFLPA”) do not and will not contest during or after the term of this agreement, and this hereby confirms their acknowledgment of, the exclusive rights of the League, Club and any NFL member club (i) to telecast, broadcast, or otherwise distribute, transmit or perform, on a live, delayed, or archived basis, in any and all media now known or hereafter developed, any NFL games or any excerpts thereof and (ii) to produce, license, offer for sale, sell, market, or otherwise distribute or perform (or authorize a third party to do any of the foregoing), on a live, delayed, or archived basis, any NFL games or any excerpts thereof, in any and all media now known or hereafter developed, including, but not limited to, packaged or other electronic or digital media.

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Nothing herein shall be construed to grant any Publicity Rights for use in licensed consumer products, whether traditional or digital (e.g., video games, trading cards, apparel), other than such products that constitute programming (as described herein) or news and information offerings regardless of medium (e.g., DVDs, digital highlight offerings).

(b) Player hereby assigns the NFLPA and its licensing affiliates, if any, the exclusive and unlimited right to use, license and sublicense the right to use his name, nickname, initials, autograph/signature (including facsimiles), voice, picture, photograph, animation, image, likeness, persona, jersey number, statistics, data, copyrights, biographical information and/or other personal indicia (individually and collectively, “Rights”) for use in connection with any product, brand, service, appearance, product line or other commercial use and any sponsorship, endorsement or promotion thereof, when more than five (5) NFL player Rights are involved, regardless of team affiliation and whether that number is reached using player Rights simultaneously or individually, in any form, media, or medium (now known or hereafter developed) during a consecutive 12-month period (a “group licensing program”). For sponsorships, endorsements, and promotions, group licensing programs are further defined as those: (a) in any one product category, as defined by industry standards; or (b) in different categories if the products all use similar or derivative design or artwork, or one player product is used to promote another player product.

The Rights may also be used for the promotion of the NFLPA, its affiliated entities and/or its designees (the “NFLPA Entities”), provided such promotion does not constitute an endorsement by Player of a commercial product not a part of a group licensing program. Player agrees to participate, upon request of the NFLPA and without additional compensation, in reasonable activities to promote the NFLPA Entities, which shall include (i) up to three (3) personal appearances per year or (ii) up to fifteen (15) minutes per week dedicated to promoting the NFLPA Entities. Player retains the right to grant permission to others to utilize his Rights if that individual or entity’ is not concurrently utilizing the Rights of five (5) or more other NFL players for any commercial purpose whatsoever. If Player’s inclusion in an NFLPA program is precluded by an individual exclusive endorsement agreement, and Player provides the NFLPA with immediate written notice of that preclusion, the NFLPA agrees to exclude Player from that particular program. Should Player fail to perform any of his obligations hereunder, the NFLPA may withhold payments owed to Player, if any, in connection with this Group Licensing Assignment.

In consideration for this assignment of rights, the NFLPA agrees to use the revenues it receives from group licensing programs to support the objectives as set forth in the Bylaws of the NFLPA and as otherwise determined by the NFLPA Board. The NFLPA further agrees to use reasonable efforts to promote the use of NFL player Rights in group licensing programs, to provide group licensing opportunities to all NFL players, and to monitor and police unauthorized third-party use of the Rights. The NFLPA makes no representations regarding group licensing other than those expressed herein. This agreement shall be construed under Virginia law.

The assignment in this paragraph shall expire on December 31 of the latter of (i) the third year following the execution of this contract, or (ii) the year after this contract expires, and may not be revoked, terminated or otherwise assigned in any manner by Player until such date. Neither Club nor the League is a party to the terms of this paragraph, which is included herein solely for the administrative convenience and benefit of Player and the NFLPA. Nothing in Paragraph 4b shall be construed or deemed to modify in any way the rights set forth in Paragraph 4a, and the fact that Paragraph 4b (or any of the terms thereof) appears in the Player Contract shall not be referred to, relied upon, or otherwise cited by Player and/ or the NFLPA or any of its affiliates in any dispute or legal proceeding as evidence that the NFL, any NFL entity, any Club or Club Affiliate, or any licensee of any of the foregoing has consented, agreed, acknowledged, or does not contest the applicability or interpretation of Paragraph 4b.

5. COMPENSATION. For performance of Player’s services and all other promises of Player, Club will pay Player a yearly salary as follows:

$390,000	/*	for the 2012 season:

$596,719	/*	for the 2013 season;

$753.438	/*	for the 2014 season:

$960,157	/*	for the 2015 season:

$	/*	for the 20 season;

$	/*	for the 20 season;

$	/*	for the 20 season;

$	/*	for the 20 season;

$	/*	for the 20 season;

$	/*	for the 20 season;

$	/*	for the 20 season;

$	/*	for the 20 season.

(* - designates the compensation Club will pay player if the player is not on Club’s Active/Inactive List)

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In addition, Club will pay Player such earned performance bonuses as may be called for in this contract; Player’s necessary traveling expenses from his residence to training camp; Player’s reasonable board and lodging expenses during preseason training and in connection with playing preseason, regular season, and postseason football games outside Club’s home city; Player’s necessary traveling expenses to and from preseason, regular season, and postseason football games outside Club’s home city; Player’s necessary traveling expenses to his residence if this contract is terminated by Club; and such additional compensation, benefits and reimbursement of expenses as may be called for in any collective bargaining agreement in existence during the term of this contract. (For purposes of this contract, a collective bargaining agreement will be deemed to be “in existence” during its stated term or during any period for which the parties to that agreement agree to extend it.)

6. PAYMENT. Unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise, Player will be paid 100% of his yearly salary under this contract in equal weekly or biweekly installments over the course of the applicable regular season period, commencing with the first regular season game played by Club in each season. Unless this contract specifically provides otherwise, if this contract is executed or Player is activated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or biweekly portions of his yearly salary becoming due and payable after he is activated. Unless this contract specifically provides otherwise, if this contract is terminated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or bi weekly portions of his yearly salary having become due and payable up to the time of termination.

7. DEDUCTIONS. Any advance made to Player will be repaid to Club, and any properly levied Club fine or Commissioner fine against Player will be paid, in cash on demand or by means of deductions from payments coming due to the Player under this contract, the amount of such deductions to be determined by Club unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise.

8. PHYSICAL CONDITION. Player represents to Club that he is and will maintain himself in excellent physical condition. Player will undergo a complete physical examination by the Club physician upon Club request, during which physical examination Player agrees to make full and complete disclosure of any physical or mental condition known to him which might impair his performance under this contract and to respond fully and in good faith when questioned by the Club physician about such condition. If Player fails to establish or maintain his excellent physical condition to the satisfaction of the Club physician, or make the required full and complete disclosure and good faith responses to the Club physician, then Club may terminate this contract.

9. INJURY. Unless this contract specifically provides otherwise, if Player is injured in the performance of his services under this contract and promptly reports such injury to the Club physician or trainer, then Player will receive such medical and hospital care during the term of this contract as the Club physician may deem necessary, and will continue to receive his yearly salary for so long, during the season of injury only and for no subsequent period covered by this contract, as Player is physically unable to perform the services required of him by this contract because of such injury. If Player’s injury in the performance of his services under this contract results in his death, the unpaid balance of his yearly salary for the season of injury will be paid to his stated beneficiary, or in the absence of a stated beneficiary, to his estate.

10. WORKERS’ COMPENSATION. Any compensation paid to Player under this contract or under any collective bargaining agreement in existence during the term of this contract for a period during which he is entitled to workers’ compensation benefits by reason of temporary total, permanent total, temporary partial, or permanent partial disability will be deemed an advance payment of workers’ compensation benefits due Player, and Club will be entitled to be reimbursed the amount of such payment out of any award of workers’ compensation.

11. SKILL, PERFORMANCE AND CONDUCT. Player understands that he is competing with other players for a position on Club’s roster within the applicable player limits. If at any time, in the sole judgment of Club, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster, or if Player has engaged in personal conduct reasonably judged by Club to adversely affect or reflect on Club, then Club may terminate this contract. In addition, during the period any salary cap is legally in effect, this contract may be terminated if, in Club’s opinion, Player is anticipated to make less of a contribution to Club’s ability to compete on the playing field than another player or players whom Club intends to sign or attempts to sign, or another player or players who is or are already on Club’s roster, and for whom Club needs room.

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12. TERMINATION. The rights of termination set forth in this contract will be in addition to any other rights of termination allowed either party by law. Termination will be effective upon the giving of written notice, except that Player’s death, other than as a result of injury incurred in the performance of his services under this contract, will automatically terminate this contract. If this contract is terminated by Club and either Player or Club so requests, Player will promptly undergo a complete physical examination by the Club physician.

13. INJURY GRIEVANCE. Unless a collective bargaining agreement in existence at the time of termination of this contract by Club provides otherwise, the following Injury Grievance procedure will apply: If Player believes that at the time of termination of this contract by Club he was physically unable to perform the services required of him by this contract because of an injury incurred in the performance of his services under this contract, Player may, within 60 days after examination by the Club physician, submit at his own expense to examination by a physician of his choice. If the opinion of Player’s physician with respect to his physical ability to perform the services required of him by this contract is contrary to that of the Club’s physician, the dispute will be submitted within a reasonable time to final and binding arbitration by an arbitrator selected by Club and Player or, if they are unable to agree, one selected in accordance with the procedures of the American Arbitration Association on application by either party.

14. RULES. Player will comply with and be bound by all reasonable Club rules and regulations in effect during the term of this contract which are not inconsistent with the provisions of this contract or of any collective bargaining agreement in existence during the term of this contract. Player’s attention is also called to the fact that the League functions with certain rules and procedures expressive of its operation as a joint venture among its member clubs and that these rules and practices may affect Player’s relationship to the League and its member clubs independently of the provisions of this contract.

15. INTEGRITY OF GAME. Player recognizes the detriment to the League and professional football that would result from impairment of public confidence in the honest and orderly conduct of NFL games or the integrity and good character of NFL players. Player therefore acknowledges his awareness that if he accepts a bribe or agrees to throw or fix an NFL game; fails to promptly report a bribe offer or an attempt to throw or fix an NFL game; bets on an NFL game; knowingly associates with gamblers or gambling activity; uses or provides other players with stimulants or other drugs for the purpose of attempting to enhance on-field performance; or is guilty of any other form of conduct reasonably judged by the League Commissioner to be detrimental to the League or professional football, the Commissioner will have the right, but only after giving Player the opportunity for a hearing at which he may be represented by counsel of his choice, to fine Player in a reasonable amount; to suspend Player for a period certain or indefinitely; and/or to terminate this contract.

16. EXTENSION. Unless this contract specifically provides otherwise, if Player becomes a member of the Armed Forces of the United States or any other country, or retires from professional football as an active player, or otherwise fails or refuses to perform his services under this contract, then this contract will be tolled between the date of Player’s induction into the Armed Forces, or his retirement, or his failure or refusal to perform, and the later date of his return to professional football. During the period this contract is tolled, Player will not be entitled to any compensation or benefits. On Player’s return to professional football, the term of this contract will be extended for a period of time equal to the number of seasons (to the nearest multiple of one) remaining at the time the contract was tolled. The right of renewal, if any, contained in this contract will remain in effect until the end of any such extended term.

17. ASSIGNMENT. Unless this contract specifically provides otherwise, Club may assign this contract and Player’s services under this contract to any successor to Club’s franchise or to any other Club in the League. Player will report to the assignee Club promptly upon being informed of the assignment of his contract and will faithfully perform his services under this contract. The assignee club will pay Player’s necessary traveling expenses in reporting to it and will faithfully perform this contract with Player.

18. FILING. This contract will be valid and binding upon Player and Club immediately upon execution. A copy of this contract, including any attachment to it, will be filed by Club with the League Commissioner within 10 days after execution. The Commissioner will have the right to disapprove this contract on reasonable grounds, including but not limited to an attempt by the parties to abridge or impair the rights of any other club, uncertainty or incompleteness in expression of the parties’ respective rights and obligations, or conflict between the terms of this contract and any collective bargaining agreement then in existence. Approval will be automatic unless, within 10 days after receipt of this contract in his office, the Commissioner notifies the parties either of disapproval or of extension of this 10-day period for purposes of investigation or clarification pending his decision. On the receipt of notice of disapproval and termination, both parties will be relieved of their respective rights and obligations under this contract.

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19. DISPUTES. During the term of any collective bargaining agreement, any dispute between Player and Club involving the interpretation or application of any provision of the NFL collective bargaining agreement or this contract will be submitted to final and binding arbitration in accordance with the procedure called for in any collective bargaining agreement in existence at the time the event giving rise to any such dispute occurs.

20. NOTICE. Any notice, request, approval or consent under this contract will be sufficiently given if in writing and delivered in person or mailed (certified or first class) by one party to the other at the address set forth in this contract or to such other address as the recipient may subsequently have furnished in writing to the sender.

21. OTHER AGREEMENTS. This contract, including any attachment to it, sets forth the entire agreement between Player and Club and cannot be modified or supplemented orally. Player and Club represent that no other agreement, oral or written, except as attached to or specifically incorporated in this contract, exists between them. The provisions of this contract will govern die relationship between Player and Club unless there are conflicting provisions in any collective bargaining agreement in existence during the term of this contract, in which case the provisions of the collective bargaining agreement will take precedence over conflicting provisions of this contract relating to the rights or obligations of either party.

22. LAW. This contract is made under and shall be governed by the laws of the State of ILLINOIS.

23. WAIVER AND RELEASE. Player waives and releases: (i) any claims relating to the 2011 lockout; (ii) any antitrust claims relating to the Draft, restrictions on free agency, franchise player designations, transition player designations, the Entering Player Pool, the Rookie Compensation Pool, or any other term or condition of employment relating to conduct engaged in prior to the date of this Agreement; and (iii) any claims relating to conduct engaged in pursuant to the express terms of any collective bargaining agreement during the term of any such agreement. This waiver and release also extends to any conduct engaged in pursuant to the express terms of the Stipulation and Settlement Agreement in White. This waiver and release does not waive any rights player may have to commence a grievance under the 2006 CBA or to commence a grievance or other arbitration under the 2011 CBA.

24. OTHER PROVISIONS.

(a) Each of the undersigned hereby confirms that (i) this contract, renegotiation, extension or amendment sets forth all components of the player’s remuneration for playing professional football (whether such compensation is being furnished directly by the Club or by a related or affiliated entity); and (ii) there are not undisclosed agreements of any kind, whether express or implied, oral or written, and there are no promises, undertakings, representations, commitments, inducements, assurances of intent, or understandings of any kind that have not been disclosed to me NFL involving consideration of any kind to be paid, furnished or made available to Player or any entity or person owned or controlled by, affiliated with, or related to Player, cither during the term of this contract or thereafter.

(b) Each of the undersigned further confirms that, except as separately set forth in any attachment submitted herewith consistent with the Collective Bargaining Agreement, the .pdf NFL Player Contract Form as set forth herein has not been modified from the form officially authorized for use by the NFL and the NFLPA.

(c) Each of the undersigned further confirms that, except insofar as any of the undersigned may describe in an addendum to this contract, to the best of their knowledge, no conduct in violation of the Anti-Collusion rules took place with respect to this contract. Each of the undersigned further confirms that nothing in this contract is designed or intended to defeat or circumvent any provisions of the collective bargaining agreement dated August 4, 2011, including but not limited to the Rookie Compensation Pool and Salary Cap provisions; however, any conduct permitted by that Agreement shall not be considered a violation of this confirmation.

(d) PERFORMANCE-BASED PAY. Player’s attention is called to the fact that he may be entitled to Performance-Based Pay in accordance with the procedures outlined in Article 28, and that his eligibility for such pay is based on a formula that takes into account his playtime percentage and compensation.

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25. SPECIAL PROVISIONS.

See attached Addendum.

THIS CONTRACT is executed in six (6) copies. Player acknowledges that before signing this contract he was given the opportunity to seek advise from or be represented by persons of his own selection.

/s/ Alshon Jeffery	/s/ Phil Emery
PLAYER SIGNATURE	CLUB EXECUTIVE SIGNATURE

ALSHON JEFFERY	PHIL EMERY, GENERAL MANAGER
PLAYER PRINT	CLUB EXECUTIVE PRINT

1013 Liberty Street	CHICAGO BEARS FOOTBALL CLUB, INC.
PLAYER HOME ADDRESS	CLUB NAME

St. Matthews, SC 29135	1920 FOOTBALL DRIVE
CLUB ADDRESS

305-906-0033	LAKE FOREST, ILLINOIS 60045
TELEPHONE NUMBER

5/3/12	5/7/12
DATE	DATE

/s/ Eugene E. Parker
PLAYER’S AGENT SIGNATURE

EUGENE PARKER
PLAYER’S AGENT PRINT

6435 W Jefferson Blvd. # 197
ADDRESS

Fort Wayne IN 46804

888-494-3330
TELEPHONE NUMBER

5-2-2012
DATE

Copy Distribution:	Management Council (Original Signature) Player, Member Club (Photocopy) League Office, NFLPA, Player Agent (Electronic Mail)

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SIGNING BONUS

Between The Chicago Bears Football Club, Inc. (Club) and ALSHON JEFFERY (Player)

I.                                        ADDITIONAL CONSIDERATION

As additional consideration for the Player’s execution of the separate NFL Player contracts for the year(s) 2012, 2013, 2014 and 2015 league years, Club agrees to pay the Player the sum of ONE MILLION SEVEN HUNDRED FORTY SEVEN THOUSAND FIVE HUNDRED SIXTEEN DOLLARS ($1,747,516) (the “Additional Consideration”) less usual, customary and/or required deductions. Subject to the player passing the club’s physical examination and approval of this agreement by the NFL Management Council, and the express terms and conditions set forth below, the additional consideration shall be payable as follows:

$1,747,516 within fourteen (14) days of NFLMC approval of this agreement.

II.                                   FORFEITURE

Player shall be subject to forfeiture of Salary to the maximum extent permitted under Article 4, Section 9 of the 2011 Collective Bargaining Agreement (CBA).

III.                              DEDUCTION

Player hereby expressly authorizes Club, in its sole discretion, to deduct and set off at any time and from time to time all or any part of any sums owed by Player to Club from any current or future wages, salaries, severance, bonuses, and/or additional consideration owed to Player by Club. Recovery of any forfeited amounts will be made in accordance with any applicable provisions of Article 4, Section 9 of the 2011 CBA.

IV.                               It is expressly understood that no part of the bonus herein provided is part of any salary in contract(s) specified above, that said bonus shall not be deemed part of any salary in the contract(s) specified above if Club exercises any option for Player’s services in a season subsequent to the final contract year, and that such obligations of Club are not terminable if such contract(s) is (are) terminated via the NFL waiver system.

No term or condition of this agreement, and no breach thereof, shall be waived, altered or modified except by written instrument.

Chicago Bears Football Club, Inc.

/s/ Alshon Jeffery		By:	/s/ Phil Emery
ALSHON JEFFERY			Phil Emery, General Manager

Date:	5/3/12	Date:	5/7/12

Addendum to be Attached to and Become a Part of
The National Football League Player Contract
Between ALSHON JEFFERY (Player) and the

Chicago Bears Football Club, Inc. (Club)
For the 2012, 2013, 2014 and 2015 Seasons

26.                               Off-Season Conditioning for the 2014 and 2015 Seasons.

Subject to the other provisions of the Contract, as additional consideration, player shall be entitled to receive a bonus in the amount of Fifty Thousand Dollars ($50,000) (“Workout Bonus”) for the 2014 and 2015 off-seasons if Player participates in 85% of and fully satisfies and completes Club’s Off-Season Workout Program (as defined below).

The “Off-Season Workout Program” shall mean the total off-season workouts scheduled by Club in its sole discretion at Club’s facilities, which currently includes four (4) workouts per week for a minimum of two (2) hours each workout and shall be performed by Player at a high level of intensity to the satisfaction of and under the supervision of Club’s Director of Physical Development (“Strength Coach”) (or such other Club designee).   Length of program will not exceed the maximum number of weeks in accordance with Article 21, Section 2 of the 2011 CBA and all League rules (and includes all organized team activity days). Calculation of Player’s completion percentage will be based on the number of days of participation, not to exceed four days per week. Player’s participation in any of the Club’s mandatory mini-camps (or voluntary mini-camps, as applicable) shall not count towards the player’s 85% requirement. Workout schedule and successful completion of such workouts will be determined solely by the Club’s strength coach (or such other Club designee). Club’s strength coach (or such other Club designee) shall be solely responsible for maintaining attendance records, which shall be final and binding on the parties in determination of Player’s participation. Absences from the Off-Season Workout Program with prior written consent of Club will not count in the calculation of Player’s participation percentage. Player acknowledges and agrees that all of the above requirements to receive the Workout Bonus and Club’s Off-Season Workout Program are reasonable and Player must satisfy ALL of such requirements to receive the Workout Bonus.

The maximum amount that Player may receive for participation in the Off-Season Workout Program and any other off-season workout program is Fifty Thousand Dollars ($50,000) for the 2014 and 2015 off-seasons, which is inclusive of the minimum payments set forth in Article 21, Section 3 of the 2011 CBA and Appendix P.

The Club shall have the express right to dismiss Player from the Program for any reason including but not limited to Player’s failure to participate in a reasonable and proper manner. In the event Player does not satisfy the aforesaid participating requirement, he shall not be entitled to any compensation for his participation in the program. If earned, said bonus(es) shall be payable as follows:

2014:  For the 2014 off-season, on August 15, 2014

2015:  For the 2015 off-season, on August 14, 2015

27.                               Player Appearance Clause. In addition to the base salary and other compensation stated in this contract, player agrees to fulfill up to a maximum of FIVE (5) annual public relations, promotional, sponsor, and/or community relations - related requests for the Club, provided Club makes the request with reasonable notice to Player and Player does not have any conflict with the date and time of the request. Player agrees that all such appearances and activities made at Club’s request in accordance with this Paragraph 27 shall be gratis. These requests include, but are not limited to, a minimum of one Bears Care event, speaking engagements, the Draft Day Party, Chicago Bears Fan Convention, Fan Expo, (or other similar event), autograph signing sessions and other personal appearances as a representative of the Chicago Bears Football Club, Inc. To the extent Player incurs any out-of-pocket expenses (such as parking fees, transportation costs) in connection with any such appearance or activity, the Club shall reimburse Player for such reasonable out-of-pocket expenses within thirty (30) days of submission of a written expense report and applicable receipts.  In addition,

Club shall reimburse Player for actual mileage incurred as approved, at the standard mileage rate in effect for the applicable period as published by the Internal Revenue Service. Club agrees that if, in Club’s sole discretion, Club elects to compensate Player for any appearance pursuant to this Paragraph 27, Club will do so at the prevailing commercial rate for Player’s services not to exceed $5,000 per appearance.

28.                               2013 Paragraph 5 Guarantee.

a.                                      Skill, Injury and Salary Cap Guarantee. Notwithstanding anything to the contrary in this Contract but subject to the terms and conditions in this Paragraph 28, Club agrees to pay Player $596,719 (the “2013 Guarantee” and deemed, a “Guarantee”) of the $596,719 salary for the 2013 League Year only as provided in Paragraph 5 of the NFL Player Contract, in the event that, Player’s contract is terminated via the NFL waiver system due to any of the following: (i) in Club’s sole judgment, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster, (ii) Player sustains a NFL football-related injury while performing services under this Contract for Club (based upon the opinion of Club which shall be final and binding), provided, that Player has promptly and fully disclosed his physical condition to Club and undergoes whatever reasonable and customary rehabilitation or treatment Club requires of Player, and due to such injury, Player is unable to pass the physical exam for such League Year, or (iii) during the period in which any salary cap is legally in effect, in Club’s sole judgment, Player is anticipated to make less of a contribution to Club’s ability to compete on the playing field than another player or players who Club intends to sign or attempts to sign or is on Club’s roster and for whom Club needs salary cap room; provided, that, Player is not in Default (as defined in Paragraph 29) and has not Defaulted. This 2013 Guarantee does not apply in any League Year other than the 2013 League Year, regardless of whether Player is, at any time, under contract or option with Club for a subsequent League Year for any reason.

b.                                      Default. For the avoidance of doubt, if, at any time during the Contract, Player is in Default or has Defaulted, (i) the 2013 Guarantee shall immediately be deemed null and void from the beginning and in its entirety regardless of whether or not the 2013 Guarantee had otherwise been earned according to its terms at the time of Player’s Default and (ii) prior to termination, Player is entitled to earn the salary for the applicable League Year as provided in Paragraph 5 of the NFL Player Contract on a non-guaranteed basis in accordance with and subject to the terms and conditions of the Contract and the CBA. No Guarantee supersedes or obviates the applicability of the League’s waiver system to Player or provides Player a guaranteed spot on Club’s roster.

c.                                       Payment of Guaranteed Amounts. If Player becomes entitled to the Guarantee by reason of termination of this NFL Player Contract, Club shall pay the unpaid amounts of the Guarantee no later than the earlier of: (i) the date(s) set forth in the Contract; or (ii) a date determined by Club that is no later than the last day of the “applicable 2 1/2 month period” (as defined in Treas. Reg. § 1.409A-1(b)(4)(i)(A)) with respect to the unpaid amount. Any payment made before the payment date that would apply if not for termination of the Contract shall be discounted to the then-present value determined in accordance with the one-year Treasury Note rate published in The Wall Street Journal of February 1 of the calendar year in which the Contract is terminated (or, if The Wall Street Journal is not published on such February 1, then the last day before such February 1 on which The Wall Street Journal is published).

d.                                      Offset. In the event this Contract is terminated and Player subsequently has the opportunity to be employed by any other professional football organization (NFL or otherwise) or Player signs a new contract with any club, Club’s obligation under any Guarantee shall be reduced by the amount of any and all compensation (including, without limitation, salary, signing, reporting, roster, option, and/or incentive bonuses) received, earned or that reasonably could have been earned by Player from such other football organization or Club, as applicable, during the remainder of the Contract Years, and Player shall reimburse Club for any such amounts.

e.                                       It is understood and agreed that Player’s waiver of rights to certain unpaid amounts and Player’s obligation to return and refund certain amounts previously paid as specified herein are express provisions of this Paragraph 28 and, but for such provisions, Club would not have executed this Contract.

29.                               Default. In the event that, at any time during the Contract Years, any of the following occurs for any reason whatsoever, Player shall be deemed in default of this Contract (a “Default”):

a.                                      Without Club’s written consent (which shall not be unreasonably withheld), Player fails or refuses to report to Club or fails or refuses to practice or play for Club for any reason, including, but not limited to, due to Player’s injury as a result of (i) a breach of Paragraph 3 of the NFL Player Contract or (ii) participation in hazardous activities that affect Player’s ability to perform the services under this Contract, or activities that involve a significant risk of personal injury and are non-football in nature (including, but not limited to, skydiving, hang gliding, mountain climbing, auto racing, motorcycling, scuba diving, surfing, and skiing); provided, that, Player shall not be deemed in Default if such failure or refusal is due to (a) Player’s death or (b) a NFL football related injury arising out of Player’s performance of services under this Contract (based upon the opinion of Club which shall be final and binding) if Player has promptly and fully disclosed his physical condition to Club and undergoes whatever reasonable and customary rehabilitation or treatment Club requires of Player; or

b.                                      Player is suspended by the NFL and/or Club for conduct detrimental to Club and/or NFL; or

c.                                       Player leaves Club without its consent (including, but not limited to, voluntary retirement or incarceration); or

d.                                      Player makes any public comment to the media (including, but not limited to, any newspaper, magazine, television station, radio station or Internet) that Club determines, in its sole discretion, (1) breaches a material obligation of loyalty to Club and/or (2) materially undermines the public’s respect for or is criticizing of Club, Player’s teammates, Club’s ownership, Club coaches, Club management, any of Club’s operations or policies, or the NFL, provided, that, the first violation of this Subparagraph (d) will result in a written warning and the second and any other subsequent violation will result in a Default; or

e.                                       Player is suspended for violating the NFL Policy and Program for Substances of Abuse, the NFL Policy on Anabolic Steroids and Related Substances or the NFL Personal Conduct Policy; or

f.                                        Player materially breaches any provision of this Contract; or

g.                                       Player is suspended by the NFL for any reason not otherwise specified above.

30.                               Statistical Priority. To the extent that any bonus payment or escalator provided herein is contingent upon a statistical achievement or ranking, the prioritized order in which statistical sources shall control is as follows: (i) the Official National Football League Statistics as compiled and promulgated by the NFL; (ii) the final Club statistics as compiled by Club’s coaching staff; and (iii) the unofficial statistics of Club as compiled and promulgated by Club’s Media Relations Department. Any statistical achievement that is based on a percentage shall not be rounded (i.e. if Player participates in 39.6% of total plays, Player does not qualify for any payments to be received upon participation in 40% of the total plays).

31.                               Confidentiality. Except as required by the Constitution and Bylaws of the National Football League and except as required by any Collective Bargaining Agreement, the parties hereto shall maintain in confidence and shall not disclose to any third party (a) the terms and conditions of this Agreement, and (b) any discussions concerning a proposed renegotiation and/or extension of this Agreement

32.                               Full Force. This Addendum modifies the Contract only to the extent specifically set forth herein. In all other respects the Contract, including any Addenda thereto, remains unchanged and in full force and effect.

33.                               Non-Tampering Clause. During the term of the Contract, neither Player nor his representatives will solicit offers from, negotiate with, or enter into any agreement with any professional football team other than Club to perform football-related services. This prohibition applies to all offers, contracts, or negotiations regardless of whether or not the prospective services are to be performed by Player after the expiration of the Contract.

34.                               Tax Implications. Player and Player Representative acknowledge and agree that neither Club nor any of its advisors or affiliates have any responsibility to provide Player, Player Representative or any of Player’s advisors or affiliates with tax advice. Club does not assume any responsibility with respect to any income, employment or other tax incurred by Player (including, without limitation, any tax incurred pursuant to Section 409A of the Internal Revenue Code).

35.                               Jurisdiction and Governing Law. The parties hereto acknowledge that this Player Contract has been negotiated and executed in Illinois. Further to Paragraph 22 of the NFL Player Contract and subject to Article 70 of the CBA, Club and Player acknowledge and agree that should any dispute, claim or cause of action, including without limitation, any workers’ compensation disputes (collectively “dispute”) arise from the Player-Club relationship and/or arising out of or relating to the Player Contract, the law governing such dispute shall be the law of the State of Illinois. Club and Player agree that the law governing this Player Contract is the law of the State of Illinois, and in the case of any Workers Compensation claims or disputes, the Illinois Workers Compensation Act shall govern.

Club and Player further agree that any claim, filing, petition, or cause of action in any way relating to workers’ compensation rights or benefits arising out of Player’s employment with the Club, (including without limitation the matters set forth in Paragraph 10 of the NFL Player Contract, and all issues of law, issues of fact and matters related to workers compensation benefits), including the applicability or enforceability of this addendum shall be brought solely and exclusively with the courts of Illinois, the Industrial Workers Compensation Commission, or such other Illinois tribunal that has jurisdiction over the matter, regardless of the situs of injury giving rise to such dispute. This Paragraph shall have no application to any injury sustained by Player after the Contract is assigned by waivers or trade to another club domiciled outside the State of Illinois

Chicago Bears Football Club, Inc.

/s/ Alshon Jeffery		By:	/s/ Phil Emery
ALSHON JEFFERY			Phil Emery, General Manager

Date:	5/3/12	Date:	5/7/12

OFF-SEASON WORKOUT ADDENDUM

“PLAYER”:	ALSHON JEFFERY

“CLUB”:	CHICAGO BEARS FOOTBALL CLUB, INC.

DATE:	5/7/12

This Addendum shall be part of the NFL Player Contract (“Contract”) between Player and Club.

In the event Club elects to conduct a voluntary offseason workout program (the “Program”) during the 2013, 2014 and 2015 offseason(s), and Player is under contract to Club during such Program, Player shall be invited to participate in the Program.

This offseason program shall be conducted pursuant to the terms of the Collective Bargaining Agreement (“CBA”) including, without limitation, Article 21 and Appendix G.

In the event Player elects to participate in the Program, Player shall receive the minimum daily amount specified in Article 21, Section 3 of the CBA, subject to the terms and conditions of that Section, as well as any additional consideration for participation in Club’s Program specified elsewhere in Player’s NFL Player Contract. All offseason compensation shall be subject to deduction for federal, state and local income taxes, social security, and any other lawful withholdings and deductions, as applicable. The minimum daily amount specified in Article 21, Section 3 shall be paid to Player on a weekly or bi-weekly basis over the course of the Program.

In the event Player is injured during the Program while working out at the Club’s facility under the direction of a Club official, the terms and conditions of Article 21, Section 4 of the CBA and any applicable paragraph of Player’s NFL Player Contract shall govern the respective rights and obligations of Player and Club.

CHICAGO BEARS FOOTBALL CLUB, INC.

By:	/s/ Phil Emery	/s/ Alshon Jeffery
	Phil Emery, General Manager	ALSHON JEFFERY

	5/7/12	5/3/12
	Date	Date

/s/ Eugene Parker
EUGENE PARKER

5-2-12
Date